UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2016, PennyMac Financial Services, Inc. (the “Company”), through two of its subsidiaries, PennyMac Loan Services, LLC (“PLS”) and Private National Mortgage Acceptance Company, LLC (“PNMAC”), entered into a second amendment and restatement of that certain amended and restated master repurchase agreement, dated as of May 3, 2013, by and among Credit Suisse First Boston Mortgage Capital LLC (“CSFB”), PLS and PNMAC (as further amended and restated, the “Repurchase Agreement”).

The Repurchase Agreement is committed to March 30, 2017 and, together with that certain Master Repurchase Agreement (Participation Certificates and Servicing) by and among CSFB, PLS and PNMAC and dated as of November 10, 2015 (the “MSR Repo”), provide for a maximum combined purchase price of $907 million, of which the maximum combined committed purchase price is $700 million, all of which is committed and available for purchases under the Repurchase Agreement to the extent not reduced by purchased amounts outstanding under the MSR Repo. The obligations of PLS are fully guaranteed by PNMAC.

Pursuant to the terms of the Repurchase Agreement, PLS may sell to, and later repurchase from, CSFB certain newly originated or recently acquired residential and small balance multifamily mortgage loans. The principal amount paid by CSFB for each eligible mortgage loan is based on a percentage of the lesser of the market value or unpaid principal balance of such mortgage loan. Upon PLS’ repurchase of a mortgage loan, it is required to repay CSFB the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on CSFB’s cost of funds plus a margin) to the date of such repurchase. The Company, through PLS, is required to pay CSFB a commitment fee relating to the amendment, as well as certain other administrative costs and expenses.

The Repurchase Agreement requires that PLS maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $90 million, (ii) a minimum of $20 million in unrestricted cash and cash equivalents, (iii) a maximum ratio of total liabilities to tangible net worth of less than 10:1, and (iv) profitability each calendar quarter.

The Repurchase Agreement also contains margin call provisions that provide CSFB with certain rights in the event of a decline in the market value of the purchased mortgage loans. Under these provisions, CSFB may require PLS to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, servicer termination events, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding and the liquidation by CSFB of the mortgage loans then subject to the Repurchase Agreement.

The foregoing description of the Repurchase Agreement and the related guaranty does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1, and the full text of the related Guaranty, dated as of August 14, 2009, which was filed as Exhibit 10.77 to the Company’s Annual Report on Form 10-K as filed on March 13, 2015. A description of the MSR Repo can be found in the Company’s Current Report on Form 8-K filed on November 11, 2015 and the full text of the MSR Repo is attached thereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Master Repurchase Agreement, dated as of March 31, 2016, by and among Credit Suisse First Boston Mortgage Capital LLC, PennyMac Loan Services, LLC and Private National Mortgage Acceptance Company, LLC

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: April 6, 2016	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Master Repurchase Agreement, dated as of March 31, 2016, by and among Credit Suisse First Boston Mortgage Capital LLC, PennyMac Loan Services, LLC and Private National Mortgage Acceptance Company, LLC

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